For more information, contact:
Larry Solomon
(210) 351-3990
solomonl@corp.sbc.com

Note: SBC Communications Inc.'s first-quarter earnings conference call will be broadcast live via the Internet at 10 a.m. EDT on April 21, 2004, at www.sbc.com/investor_relations.

SBC COMMUNICATIONS REPORTS FIRST-QUARTER DILUTED EARNINGS OF $0.59 PER SHARE; ACHIEVES BEST-EVER DSL NET ADDS, CONTINUED FAST RAMP UP IN LONG DISTANCE, SIGNIFICANT MARGIN IMPROVEMENT

  446,000 increase in DSL lines, to reach nearly 4 million in service, up 60 percent over past four quarters
  2.6 million long distance lines added in quarter, 9.4 million added over past four quarters
  205,000 first-quarter increase in total consumer lines, switched access lines plus DSL
  6.8 percent growth in data revenues to $2.6 billion
  554,000 net subscriber growth at Cingular Wireless, more than 2.5 million net adds over past four quarters
  15.5 percent operating income margin, up from 12.0 percent in previous quarter

         SAN ANTONIO, Texas, April 21, 2004 – SBC Communications Inc. (NYSE: SBC) today reported first-quarter 2004 earnings of $1.9 billion, or $0.59 per diluted share, as it delivered strong progress in key growth products. In the quarter, SBC added 446,000 DSL lines, the best ever by a U.S. telecom provider, and added 2.6 million long distance lines to bring its total in service to 17 million.

         “We delivered very strong execution across our key growth initiatives,” said Edward E. Whitacre Jr., SBC chairman and chief executive officer. “In the first quarter, SBC achieved the best DSL line gain our industry has seen. Our long distance growth continued at a fast pace. We deepened our bundle penetration. And as we drove growth in all these areas, we improved margins from fourth-quarter 2003 levels, exceeding the outlook we provided in January.

         “In addition to our operational progress, we took major steps in the first quarter that will expand SBC’s potential longer term,” Whitacre said. “In February, Cingular Wireless agreed to acquire AT&T Wireless to give us a much stronger position in one of the telecom industry’s fastest-growing sectors. In March, we broadened our consumer bundle with the launch of integrated satellite TV service across our regions. And throughout the quarter, we made solid progress in adding to our capabilities and winning customers in the large business space. All of these areas represent significant opportunities for SBC.”

Financial Results

         For the three months ending March 31, 2004, SBC's consolidated revenues totaled $10.1 billion, compared with $10.1 billion in the fourth quarter of 2003 and $10.4 billion in the year-earlier first quarter. (SBC’s consolidated revenues do not include revenues from Cingular Wireless, the nationwide wireless provider in which it has 60 percent ownership.)

         SBC’s operating income margin improved in the first quarter to 15.5 percent, up from 12.0 percent in the preceding quarter. This improvement reflects stable revenues and a 3.7 percent reduction in total operating expenses from the preceding quarter, due to solid cost management and declines in pension and benefit expenses. SBC’s operating income margin in the first quarter of 2003 was 18.3 percent. The year-over-year change reflects access line declines over the past four quarters as well as new product and marketing initiatives. Based on first-quarter results, SBC expects its operating income margin for the full-year 2004 to be in the 14.5 percent to 15.5 percent range, with some quarter-to-quarter variation.

         SBC’s first-quarter earnings totaled $1.9 billion, or $0.59 per diluted share, including a $0.22 per-share gain from the previously announced disposition of SBC’s stake in Belgacom, S.A. This compares with earnings of $2.5 billion, or $0.74 per share, including a $0.32 per-share gain on the sale of SBC’s stake in Cegetel in the year-earlier first quarter. Excluding these gains, earnings per share in the first quarter of 2004 were $0.37, compared with $0.42 in the first quarter of 2003.

First-Quarter Highlights

  DSL SBC achieved a net gain of 446,000 DSL lines in the first quarter. This marked SBC’s ninth consecutive quarter of sequential high-speed Internet line growth. SBC ended the first quarter with nearly 4 million DSL lines in service, up 60 percent over the past year.
  Long distance SBC added 2.6 million long distance lines to reach 17 million in service, up 125 percent from the end of the first quarter a year earlier. This growth reflects progress across all of SBC’s operating regions, with robust growth in the Midwest, where it launched long distance service in late 2003. Over the past four quarters, SBC has added 9.4 million long distance lines.
  Bundles Penetration of consumer retail lines with at least one key service – long distance, DSL, Cingular Wireless or SBC | DISH Network video – increased to 50 percent at the end of the quarter, up from 44 percent three months earlier and 23 percent at the end of the year-earlier first quarter.
  Data revenues SBC’s data revenues totaled $2.6 billion in the quarter, up 6.8 percent versus the year-ago first quarter, reflecting growth in DSL revenues.
  Consumer lines SBC’s consumer retail access line base declined by 305,000 in the first quarter, versus declines of 748,000 in the year-ago first quarter and 424,000 in the fourth quarter of 2003. One factor in access line declines is consumer disconnects of additional lines when purchasing broadband services such as DSL. Combining DSL and access lines, SBC’s total consumer lines increased by 205,000 during the first quarter.
  Cingular Wireless Cingular Wireless posted a net subscriber gain of 554,000 in the first quarter – 2.5 million over the last four quarters – to reach 24.6 million in service. Gross customer additions in the quarter totaled 2.5 million, marking Cingular’s third consecutive quarter with gross adds of 2.5 million or more. Cingular revenues totaled $3.9 billion in the quarter, up 8.4 percent from $3.6 billion in the year-earlier first quarter. Operating expenses totaled $3.4 billion, versus $2.9 billion in the first quarter of 2003, reflecting strong gross customer additions and accelerated GSM/GPRS network conversion.
  Agreement to acquire AT&T Wireless On Feb. 17, Cingular Wireless announced an agreement to acquire AT&T Wireless. Stockholders of AT&T Wireless will receive $15 cash per common share, or approximately $41 billion. The transaction will create a premier provider for the U.S. market, with the scale and capacity to provide high levels of network performance and advanced services. In addition to approval from AT&T Wireless stockholders, the transaction is subject to review by the U.S. Department of Justice and the Federal Communications Commission. Filings with both bodies were made in mid-March. Cingular expects the transaction to close before year end.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers.  SBC holds a 60 percent ownership interest in Cingular Wireless, which serves more than 24 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation’s leading providers of Internet services.  SBC companies also now offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.